Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated as of September 30, 2020 by and among Virginia National Bankshares Corporation (the “Company”), Virginia National Bank, the wholly-owned national banking association subsidiary of the Company (the “Bank”), and Marc J. Bogan (“you”).

WHEREAS, the Company and Fauquier Bankshares, Inc., a Virginia corporation (“FBSS”), have entered into that certain Agreement and Plan of Reorganization dated as of September 30, 2020 (the “Reorganization Agreement”), under which FBSS will merge with and into the Company, with the Company being the surviving corporation (the “Merger”) and The Fauquier Bank, the wholly-owned Virginia chartered commercial bank subsidiary of FBSS, will merge with and into the Bank, with the Bank being the surviving bank;

WHEREAS, based on your position as the key executive officer of FBSS and The Fauquier Bank, and as a material inducement for the Company to enter into the Reorganization Agreement, you and the Company have agreed that upon the consummation of the Merger you shall become an employee of the Bank under the terms and conditions set forth herein;

WHEREAS, you and FBSS previously entered into an employment agreement dated June 6, 2016 (the “2016 Employment Agreement”) that set forth the terms and conditions of your employment as President and Chief Executive Officer of FBSS and The Fauquier Bank;

WHEREAS, you and the Company agree that the changes in your employment status, responsibilities and reporting chain as a result of the Merger and as described below qualify as Good Reason under the 2016 Employment Agreement (and as defined herein) occurring at the Effective Time (as defined in the Reorganization Agreement); and

WHEREAS, you are willing to make your services available to the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree, effective as of the Effective Time, as follows:

1. Employment. Conditional upon consummation of the Merger and the “Subsidiary Bank Merger” (as defined in the Reorganization Agreement) and your being in the employment of The Fauquier Bank at the Effective Time, you will be employed as President and Chief Executive Officer of the Bank on the terms and subject to the conditions of this Agreement, reporting directly to the President and Chief Executive Officer of the Company. You will have the duties and responsibilities that are commensurate with your positions and shall also render such other managerial services as may be reasonably assigned to you by the Board of Directors of the Bank or its designee, consistent with your position. You accept such employment and agree to devote the necessary time and attention on a full-time basis to the discharge of such duties and responsibilities to the best of your abilities. You agree to comply with all policies, standards and codes of conduct of the Company now or hereafter adopted. You shall also serve as a member of the Board of Directors of the Company and the Bank.

References in this Agreement to services rendered for the Company and compensation and benefits payable or provided by the Company shall include services rendered for, and compensation and benefits payable or provided by, any Affiliate (as defined below) of the Company. Unless the context otherwise requires, references in this Agreement to the “the Company” also shall mean and refer to any business entity, including the Bank, that, directly or indirectly through one or more intermediaries, is controlled by the Company (each, an “Affiliate”).

2. Term. This Agreement is effective at the Effective Time (the “Commencement Date”) and shall continue until the second anniversary of the Commencement Date (the term of this Agreement is referred to as the “Employment Period”). The last day of the Employment Period is sometimes referred to in this Agreement as the “Expiration Date.”

3. Compensation.

(a) Base Salary. During the Employment Period, you will receive for your services an annual base salary (the “Base Salary”) in an amount to be determined by the Company in accordance with its salary administration program as it may from time to time be in effect. The Base Salary will be reviewed annually and may be adjusted upward or downward in the sole discretion of the Compensation Committee or the Board of Directors of the Company, except that any downward adjustment in your Base Salary may be made only in connection with a general reduction in Base Salary that affects all senior officers of the Company in substantially the same proportions. The initial Base Salary will be equal to the base salary in effect and paid to you by FBSS and/or The Fauquier Bank immediately prior to the Effective Time, which base salary shall be approved by resolution of the Board of Directors of FBSS, The Fauquier Bank, or both, as applicable, or appropriate committee thereof, and which resolution shall be provided to the Company before the Effective Time; provided the initial Base Salary will not exceed three hundred fifty thousand dollars ($350,000). In no event will the Base Salary be less than the initial Base Salary.

(b) Short-Term and Long-Term Incentives. During the Employment Period, you may participate in such short-term and/or long-term cash and/or equity incentive plan(s) in such manner and subject to such terms and conditions as established by the Company from time to time.

4. Benefits; Business Expenses.

(a) Benefit Programs. You will eligible to participate in any plans, programs, or forms of compensation or benefits that the Company or its Affiliates provide to the class of employees that includes you, on a basis not less favorable than that provided to such class of employees (but taking into account any elections made by you or any differences among employees during any Merger-related benefit plan transition or integration period), including without limitation, group medical, disability and life insurance, vacation and sick leave, and retirement. It is understood that the Company may, in its sole discretion, establish, modify or terminate such plans, programs or benefits.

(b) Business Expenses. The Company will pay on your behalf (or promptly reimburse you for) reasonable expenses incurred by you at the request of, or on behalf of, the Company in the performance of your duties pursuant to this Agreement and in accordance with the Company’s policies.

(c) Paid Time-Off. You will be entitled to paid time-off in accordance with the Company’s paid time-off policies as in effect from time to time.

(d) Automobile. The Company will provide you with an appropriate automobile allowance in accordance with the Company’s practices, and you will cover such vehicle-related expenses, unless reimbursable as Business Expenses under Section 4(b), and as provided for under the Company’s practices..

(e) Relocation Expenses. The Company will pay directly to a moving company of our mutual choice, after soliciting three (3) estimates, all relocation expenses (including but not limited to packing, loading, unpacking and unloading) incurred relating to your relocation to the Charlottesville, Virginia, area. In addition, the Company will pay directly to the closing attorney or other third party agent handling the disbursement of funds in connection with the sale of your personal residence an amount equal to the real estate agent’s commission, not to exceed six percent (6%) of the sales price, plus a separate amount of up to $1,000 to reimburse you for incidental fees incurred by you in connection with the closing, excluding any accrued and unpaid real estate taxes (collectively, the “Real Estate Commissions”). If the Company terminates your employment for Cause or you resign other than for Good Reason, in either case prior to the Expiration Date, you will be required to reimburse the Company for the Real Estate Commissions on a prorated basis, with the reimbursement determined by the product of the Real Estate Commissions and a fraction, the numerator of which is the number of whole months between the date of termination and the Expiration Date the denominator of which is twenty-four (24).

(f) Promotion.

(i) If you are not promoted to Chief Executive Officer of the Company (“Promoted to CEO”) on or before the first anniversary of the Commencement Date, but provided you remain employed by the Company on such first anniversary, you will receive a lump sum payment in the amount of four hundred seventy-five thousand dollars ($475,000) within thirty (30) days of such first anniversary.

(ii) If you (a) are not Promoted to CEO during the Employment Period but you remain employed by the Bank until the day following the Expiration Date or (b) you are Promoted to CEO during the Employment Period, then you will be offered an agreement, which will be effective no later than the earlier of the day following the Expiration Date or the date you are Promoted to CEO, as may be applicable, providing for benefits on a change in control of the Company (such agreement referred to herein as your “Management Continuity Agreement”) equivalent to (and subject to the same conditions as) those provided, as of the date such Management Continuity Agreement is offered to you, to the then-serving Chief Executive Officer of the Company; provided that the Management Continuity Agreement offered to you under this subsection (ii) shall be no less favorable to you, as reasonably determined by the Board of Directors of the Company, than the Management Continuity Agreement provided to and in effect for the Chief Executive Officer of the Company as of the date the parties execute this Agreement. You and the Company agree that, for clarity and notwithstanding any other provision hereof, the definition of “Change in Control” or any similar term in your Management Continuity Agreement shall not include the Merger.

5. Termination and Termination Benefits. The Employment Period and your employment may be terminated by either the Company or you at any time or for any reason. Upon termination of your employment during the Employment Period, you shall be entitled to the compensation and benefits described in this Section 5 and, if applicable, Section 6 and shall have no further rights to any compensation or other benefits from the Company or any of its Affiliates; provided, your entitlement to severance compensation (other than the Accrued Amounts, as defined herein) pursuant to Sections 5(e), 5(f) and 6 hereof will cease on the effective date of your Management Continuity Agreement (or, if your decline to enter into your Management Continuity Agreement, the date you are promoted to CEO), notwithstanding any other provision hereof.

(a) Termination as a Consequence of Death or Incapacity. If you die while employed by the Company, the Company will pay your beneficiary designated in writing (provided such writing is executed and dated by you and delivered to the Company in a form acceptable to the Company prior to your death) and surviving you or, if none, your estate your Base Salary through the end of the third full calendar month following the month in which your death occurs.

If the Company determines that your Incapacity, as defined below, has occurred, it may terminate your employment and this Agreement upon thirty (30) days’ written notice, provided that, within thirty (30) days after receipt of such notice you shall not have returned to full-time performance of your assigned duties. Incapacity shall mean either: (i) your failure to perform your assigned duties and responsibilities with the Company on a full-time basis as a result of mental or physical illness or injury as determined by a physician selected by the Company for ninety (90) consecutive calendar days; or (ii) incapacity or disability as defined in the disability insurance policy maintained by the Company for your benefit, whichever definition is more favorable to you. You will not be entitled to any additional benefits under this Agreement as a result of a termination due to your Incapacity.

(b) Termination for Cause. Your employment may be terminated by the Company for Cause (as defined below). If your employment is terminated by the Company for Cause, you will be entitled to receive:

(i) Any accrued but unpaid Base Salary which shall be paid on the payroll date immediately following the date of termination in accordance with the Company’s customary payroll procedures;

(ii) Reimbursement for unreimbursed expenses properly incurred by you, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii) Such employee benefits (including equity compensation), if any, to which you may be entitled under the Company’s employee benefit plans and programs as of the date of termination (items (i) through (iii) are referred to collectively as the “Accrued Amounts”).

(c) Definition of Cause. For purposes of this Agreement, Cause shall mean:

(i) Your failure to perform any of the material duties and responsibilities required by your position (other than by reason of Incapacity), or your failure to follow reasonable instructions or policies of the Company;

(ii) Your conviction of or entering of a guilty plea or plea of no contest with respect to a felony, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment, or your misappropriation or embezzlement of funds or property of the Company or its Affiliates;

(iii) Your fraud or dishonesty with respect to the Company or its Affiliates;

(iv) Your breach of fiduciary duties owed by you to the Company or its Affiliates;

(v) Your breach of a material term of this Agreement or violation in any material respect of any code or standard of behavior generally applicable to employees of the Company; or

(vi) Your engaging in conduct that, if it became known by any regulatory or governmental agency or the public, is reasonably likely to result, or has resulted, in material injury to the Company or its Affiliates, reputational, financial or otherwise.

You shall not be deemed to have been terminated for Cause unless and until the Company delivers to you a copy of a resolution duly adopted by the affirmative vote of a majority of the directors who qualify as “independent” directors of the Company under the applicable stock exchange listing requirements (the “Independent Directors”), after reasonable written notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Independent Directors, finding that you are guilty of the conduct described in any of clauses (i) – (vi) above. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have ten (10) days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided, however, that if a majority of the Independent Directors reasonably expects irreparable injury from a delay of ten (10) days, the Company may give you notice of such shorter period within which to cure as the Independent Directors determine is reasonable under the circumstances, which may include the termination of your employment without notice and with immediate effect.

(d) Termination by You Other Than for Good Reason. You may terminate your employment hereunder without Good Reason (as defined below) by written notice to the Company effective thirty (30) days after receipt of such notice by the Company or at any time by mutual agreement in writing. If you terminate your employment without Good Reason, you will be entitled to receive the Accrued Amounts as provided in Section 5(b). It shall not constitute a breach of this Agreement for the Company to suspend your duties and to place you on paid leave during the notice period.

(e) Termination by the Company Without Cause. Your employment may be terminated by the Company without Cause at any time upon written notice to you, which termination will be effective immediately or on such later date as specified in the written notice. In the event your employment is terminated without Cause, you shall receive the Accrued Amounts and, subject to Section 4(f)(ii), provided you sign a release and waiver of claims in favor of the Company and its Affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and it becomes effective, within thirty (30) days of the date of your termination of employment, you shall receive the severance compensation set forth in Section 6.

(f) Termination by You for Good Reason. You may terminate your employment under this Agreement at any time for Good Reason and be entitled to receive the Accrued Amounts and, subject to Section 4(f)(ii) and provided you sign the Release and it becomes effective within thirty (30) days of the date of your termination of employment, you shall receive the severance compensation set forth in Section 6. Except with respect to the Good Reason conditions described in Section 5(f)(ii) below (which affirmatively occurred on the Commencement Date as a result of the diminution in your title, duties, responsibilities and changes in reporting chain, as described in Section 1 of this Agreement), you must provide written notice to the Company of the existence of the event or condition constituting such Good Reason within ninety (90) days of the initial occurrence of the event or condition alleged to constitute Good Reason. Upon delivery of such notice by you, the Company shall have a period of thirty (30) days during which it may remedy in good faith the event or condition constituting Good Reason, and your employment shall continue in effect during such time so long as the Company is making diligent efforts to cure. In the event the Company shall remedy in good faith the event or condition constituting Good Reason, then such notice of termination shall be null and void, and the Company shall not be required to pay the amount due to you under this Section 5(f). In the event that you terminate your employment under Section 5(f)(ii) of this Agreement for Good Reason due to the diminution in your title, duties, responsibilities and changes in reporting chain, as described in Section 1 of this Agreement which occurred at the Commencement Date, you may terminate your employment at any time during the Employment Period, subject to Section 4(f)(ii), by written notice to the Company effective thirty (30) days after receipt of such notice by the Company.

For purposes of this Agreement, Good Reason shall mean:

(i) The assignment to you, without your written consent, of duties inconsistent with your position, authority, duties or responsibilities as contemplated by Section 1 hereof;

(ii) Any action taken by the Company that results in a substantial reduction in your status, including a diminution in your position, authority, duties or responsibilities;

(iii) Requiring you to maintain your primary office outside of the City of Charlottesville, Virginia, or Albemarle County, Virginia, unless either the Company or the Bank moves its principal executive offices to the place to which you are required to move your primary office;

(iv) The failure of the Company to comply with any material term of this Agreement; or

(v) The failure of the Company to nominate you for election to the Board of Directors of the Company and to use its best efforts to have you re-elected.

Notwithstanding the above, Good Reason shall not include your removal as an officer of any Affiliate of the Company (including the Bank) in order that you might concentrate your efforts on the Company or any resignation by you where Cause for your termination by the Company exists.

(g) Resignation of All Other Positions. Effective upon the termination of your employment for any reason, you shall be deemed to have resigned from all positions that you hold as an officer or member of the Board of Directors (or a committee thereof) of the Company or any of its Affiliates.

(h) Regulatory Requirement. The Company shall not be required to make payment of, or provide any benefit under, this Section 5 to the extent such payment or benefit is prohibited by the regulations presently found at 12 C.F.R. Part 359 or to the extent that any other governmental approval for the payment or benefit that is required by law is not received.

6. Compensation on Termination without Cause or for Good Reason.

(a) Payments and Benefits. If you become entitled to severance compensation pursuant to Section 5(e) or Section 5(f), the following amounts are payable (subject to the Release requirements of those Sections):

(i) The sum of: (1) the Accrued Amounts; (2) the amount, if any, of any earned but unpaid incentive or bonus compensation with respect to any completed calendar year immediately preceding the date of termination; (3) the product of the annual cash bonus paid or payable, including by reason of deferral, for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the date of termination and the denominator of which is 365;

and (4) any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not been paid to you. The amounts in items (2) through (4) will be paid to you in a lump sum cash payment within ten (10) days after the effective date of the Release;

(ii) An amount equal to 2.99 times your Final Compensation. For purposes of this Agreement, Final Compensation means the Base Salary in effect at the date of termination, plus the highest annual cash bonus paid or payable for the two most recently completed years. This severance benefit will be paid to you in a lump sum cash payment within thirty (30) days after the effective date of the Release; and

(iii) If you timely elect coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will reimburse you for the difference between the monthly COBRA premium amount paid by you for your and your eligible dependents’ group health insurance coverage and the monthly premium amount paid by similarly situated active employees. Such reimbursement will be paid to you by the tenth day of the month immediately following the month in which you timely remit the COBRA premium payment, and you acknowledge and agree that the reimbursement will be treated by the Company as taxable income to you. You shall be eligible to receive such reimbursement until the earliest of: (A) eighteen (18) months following the date of termination, (B) the date you are no longer eligible to receive COBRA continuation coverage; or (C) the date on which you become eligible to receive substantially similar coverage from another employer.

(c) Potential Limitation of Payments and Benefits.

(i) Potential Limitation. Subject to subsection (b) below, in the event that the aggregate value of the payments and benefits to which you may be entitled under this Agreement or any other agreement, plan, program or arrangement of the Company or FBSS or The Fauquier Bank (the “Change in Control Benefits”) would subject you to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”) with respect to the Merger, then the Change in Control Benefits shall be reduced in a manner determined by the Company (by the minimum possible amount) that is consistent with the requirements of Section 409A of the Code until no amount or benefit payable to you will be subject to the Excise Tax.

(ii) Exception. Notwithstanding the foregoing, no reduction in the Change in Control Benefits shall be made if your Net After-Tax Benefit (as defined below) assuming such reduction was not made exceeds by $25,000 or more your Net After-Tax Benefit assuming such reduction was made.

(iii) Net After-Tax Benefit. “Net After-Tax Benefit” shall mean the amount of the Change in Control Benefits which you receive or are then entitled to receive, less the amount of all applicable taxes payable by you with respect to the Change in Control Benefits, including any Excise Tax.

(iv) Tax Advisor. All calculations and determinations under this Section 6(c) shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Advisor”) whose determinations shall be conclusive and binding on the Company and you for all purposes. The Tax Advisor may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. the Company shall bear all costs of the Tax Advisor.

7. Covenants.

(a) Non-Disclosure, Non-Solicitation and Non-Competition Agreement. In consideration of this Agreement and amounts payable hereunder, and as a condition of payment of such amounts, you have executed as of the date hereof the Company’s Non-Disclosure, Non-Solicitation and Non-Competition Agreement (the “Non-Compete Agreement”), the current form of which is attached hereto, which Non-Compete Agreement will be effective on the Commencement Date.

(b) Notice. During the twenty-four (24) month period following the date of termination, you shall provide the Company with at least ten (10) days written notice before the starting date of any employment, identifying the prospective employer and its affiliated companies and the job description, including a description of the proposed geographic market area associated with the new position. You shall notify in writing any new employer of the existence of this Section 7 and the restrictive covenants set forth in the Non-Compete Agreement.

(c) Survival. All the provisions of this Section 7 (including the provisions of the Non-Compete Agreement) will survive the termination and expiration of this Agreement.

8. Dispute Resolution.

(a) If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation before resorting to arbitration in accordance with Section 8(b) hereof. The parties agree to use The McCammon Group and to convene the mediation in Charlottesville, Virginia. The fees for the mediation will be borne equally by the parties.

(b) Except as provided in Section 8(c) below and to the extent any dispute is not resolved through mediation as provided in Section 8(a), any dispute, controversy or claim arising out of or related to this Agreement, or any breach thereof, shall be submitted to and decided by binding arbitration to be held in Charlottesville, Virginia. The arbitration shall be administered and conducted by The McCammon Group according to its standard arbitration rules governing at the time one of the parties initiates a claim. The fees for the arbitration services shall be borne equally by the parties, unless otherwise agreed. The law of the Commonwealth of Virginia shall govern. Either party may initiate arbitration pursuant to this Agreement by delivering a copy of this Agreement to The McCammon Group with a request that arbitration be initiated. Such requests shall describe the claim (including relief sought) giving rise to the arbitration. The decision of the arbitrator(s) shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The party against whom the arbitrator(s) shall render an award shall pay the other party’s reasonable attorneys’ fees and other reasonable costs and expenses in connection with the enforcement of its rights under this Agreement (including the enforcement of any arbitration award in court), unless and to the extent the arbitrator(s) shall determine that under the circumstances recovery by the prevailing party of all or a part of any such fees and costs and expenses would be unjust.

(c) The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator(s).

9. Non-disparagement. You will not at any time during or after the Employment Period make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its business, or any of its directors, employees, customers, and other associated third parties. This Section 9 does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by law, regulation or order. You shall promptly provide written notice of any such order to the Company. The Company will cause its officers and directors to refrain from making, publishing or communicating, at any time during or after the Employment Period, to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning you.

10. Stock Ownership Requirements. During the Employment Period, you will be expected to maintain ownership of the Company common stock in accordance with the guidelines established by the Board of Directors from time to time, which guidelines may apply at varying levels based on your position and time elapsed after the Commencement Date.

11. Miscellaneous.

(a) Severability. If any clause or provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid or unenforceable, there shall be added, as part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and as may be legal, valid and enforceable.

(b) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of law principles.

(c) Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties. The parties acknowledge and agree that, effective on and after the Commencement Date, this Agreement amends, restates and supersedes the 2016 Employment Agreement, which shall be of no further force and effect on and after the Commencement Date. This Agreement may be amended only by an agreement signed by the parties hereto.

(d) Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising, in whole or in part, any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege.

(e) Binding Effect; Survival; No Mitigation. This Agreement is binding upon and shall inure to the benefit of the parties and their respective successors, heirs and assigns, provided that no part of this Agreement is assignable by you. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Except as otherwise expressly provided herein, upon the termination or expiration of this Agreement the respective rights and obligations of the parties hereto shall survive such termination or expiration to the extent necessary to carry out the intentions of the parties set forth in this Agreement, including but not by way of limitation the restrictive covenants applicable to you under Section 7 hereof and set forth in the Non-Compete Agreement. You shall not be required to mitigate the amount of any payment or benefit the Company becomes obligated to make or provide to you in connection with this Agreement, by seeking other employment or otherwise.

(f) No Construction Against Any Party. This Agreement is the product of informed negotiations between parties. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The parties agree neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

(g) Section 409A Compliance. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered accordingly. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A to the extent required by Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of termination or, if earlier, the date of your death (such delayed payment date, the “Specified Employee Payment Date”), to the extent required by Section 409A. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(h) Clawback. You agree that any incentive based compensation or award that you receive, or have received, from the Company or any Affiliate under this Agreement or otherwise, will be subject to clawback by the Company as may be required by applicable law or stock exchange listing requirement (or any written policy adopted by the Company pursuant to any such applicable law or stock exchange listing requirement), but in no event with a look-back period of more than three years, unless required by applicable law or stock exchange listing requirement.

(i) Documents. All documents, records, tapes and other media of any kind or description relating to the business of the Company or its Affiliates and their predecessors (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. The Documents, and any copies, shall be returned to the Company upon your termination of employment for any reason or at such earlier time as the Board of Directors of the Company or its designees may specify.

(j) Notices. Notices and all other communications required to be delivered under this Agreement shall be in writing and shall delivered personally or sent by mail or overnight carrier addressed, in the case of the Company, to both the Chairman of the Board of the Company and the head of the Company’s human resources function at the Company’s principal corporate offices and, in your case, to you at your address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

(k) Taxes. You acknowledge and agree that the Company and the Bank are authorized to withhold from all amounts paid or provided under this Agreement applicable taxes required to be withheld therefrom.

(l) Acknowledgement of Full Understanding. YOU ACKNOWLEDGE AND AGREE: (i) THAT YOU HAVE FULLY READ, UNDERSTAND AND ARE VOLUNTARILY ENTERING INTO THIS AGREEMENT; AND (ii) THAT, YOU HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT.

(signatures on following page)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

VIRGINIA NATIONAL BANKSHARES CORPORATION

By:	/s/ William D. Dittmar, Jr.
William D. Dittmar, Jr.
Chairman of the Board

By:	/s/ Glenn W. Rust
Glenn W. Rust
President and Chief Executive Officer
VIRGINIA NATIONAL BANK

By:	/s/ William D. Dittmar, Jr.
William D. Dittmar, Jr.
Chairman of the Board

By:	/s/ Glenn W. Rust
Glenn W. Rust
President and Chief Executive Officer

/s/ Marc J. Bogan
Marc J. Bogan

Attachment to Marc J. Bogan Employment Agreement

Form of Non-Disclosure, Non-Solicitation and Non-Competition Agreement

[Virginia National Bankshares Corporation Letterhead]

Non-Disclosure, Non-Solicitation and Non-Competition Agreement

[Date]

Marc J. Bogan:

Virginia National Bankshares Corporation has provided you with the opportunity to be a key member of its executive management team. In light of the key executive position you have held with The Fauquier Bank and Fauquier Bankshares, Inc. (collectively, “FBSS”) and will continue to hold with Virginia National Bank, and the access you have had to FBSS’s most highly confidential information and trade secrets, which will now become confidential information of VNB (as defined below), and the separation benefits available to you under your employment agreement with VNB (“Employment Agreement”), and as a condition of your continued employment opportunity, you must sign and return this Non-Disclosure, Non-Solicitation and Non-Competition Agreement (this “Agreement”). As used in this Agreement, the term “VNB” shall refer to Virginia National Bankshares Corporation and any of its affiliates for which you provide services.

In consideration of your continued employment, your compensation, including your base salary, any potential incentive compensation, separation benefits, and any management continuity agreement you may have with VNB, benefits, training, personal and professional growth potential, the opportunity to play an integral role in the continued growth and development of a community-based financial services organization, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, with your signature you acknowledge and agree to the following:

1. Acknowledgement of VNB’s Interest; VNB’s Business.

You acknowledge that VNB has invested substantial time, money and resources in the development and retention of its customers, accounts, business and employees. You acknowledge and agree that any and all “goodwill” associated with any customer, account, business or employee of VNB belongs exclusively to VNB. You further acknowledge and agree that during the course of your performing services for VNB, VNB employees and/or customers may furnish, disclose or otherwise make available to you confidential and proprietary information and that VNB may provide you with unique and specialized training. You also acknowledge that (a) such relationships, information and training have been, and will continue to be, developed by VNB through the expenditure by VNB of substantial time, effort and money, (b) all such relationships, information and training are valuable to VNB and (c) use of such relationships, information and training by you other than for VNB’s benefit will cause substantial harm to VNB.

For purposes of this Agreement, you acknowledge and agree that VNB and its affiliates are engaged in the financial services business which includes, without limitation, commercial and retail banking and lending, treasury management, private banking, trust services, investment/brokerage services, wealth management and funds management (“VNB’s Business”).

2. Non-Disclosure of Confidential and Proprietary Information.

VNB has developed and continues to develop, use and maintain confidential and proprietary information, which may include competitive information and trade secrets, concerning VNB’s business, customers and employees, including, without limitation, the following: business organization and structure; business and marketing plans and strategies; training programs and materials; product information; personnel information including employees’ capabilities, salaries, benefits, and any other terms of employment; policies, standards and procedures; current and prospective vendors and contracts; and profit, loss and other financial information (collectively, the “Confidential

Information”). Confidential Information also includes information relating to any customer or prospective customers, including but not limited to their financial resources, financial needs, business plans, and current and prospective needs for financial services offered as part of VNB’s Business (“Confidential Customer Information”). You acknowledge that during your employment with VNB you will have direct and indirect access to, and knowledge of, the Confidential Information, and you agree to take all reasonable measures to protect the confidentiality of such Confidential Information. You agree to use the Confidential Information, both during and after your employment, for the sole benefit of VNB.

You agree and attest that any and all such Confidential Information is, and shall remain, the sole property of VNB. You agree that you will hold such Confidential Information in the strictest confidence and that you will not (except as required in the course of your employment with VNB, as required by any court, supervisory authority or administrative agency, or as otherwise required by applicable law) disclose, either directly or indirectly, any Confidential Information to any other business, firm, entity or person. You further agree that you will not remove or retain any Confidential Information regardless of how it is maintained. You agree to return to VNB any and all copies of the Confidential Information that you have, or have had, in your possession immediately upon termination of employment, whether voluntary or involuntary or upon any request by VNB. The terms of this paragraph are in addition to, and not in lieu of, any legal obligations that you may have, or believe you may have, relating to the protection of the Confidential Information or your employment. The terms of this paragraph shall survive indefinitely the termination of this Agreement and/or your employment with VNB.

Notwithstanding the foregoing, Confidential Information does not include: (i) information that is common knowledge in the business or industry of VNB, (ii) information or knowledge that you lawfully possessed prior to the disclosure of the information to you by VNB, (iii) information that is independently created by you outside the scope of your employment with VNB without the assistance or use, directly or indirectly, of any Confidential Information, or (iv) information that has been voluntarily disclosed to the public by a duly authorized representative of VNB or otherwise enters the public domain through lawful means. In addition, the following notice is provided pursuant to 18 U.S.C. § 1833: an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

3. Customer Non-Solicitation.

a.

You agree that both during the course of your employment, and for a period of twelve (12) months following the voluntary or involuntary termination of your employment, you will not, directly or indirectly, on your own behalf or in the service of or on behalf of any other person or entity other than VNB, solicit or attempt to solicit any business from any VNB customer for whom you provided services at any time within the twenty-four (24) month period immediately prior to the termination of your employment, unless the business being solicited does not compete with VNB’s Business.

b.

You agree that both during the course of your employment, and for a period of twelve (12) months following the voluntary or involuntary termination of your employment, you will not, directly or indirectly, on your own behalf or in the service of or on behalf of any other person or entity other than VNB, solicit or attempt to solicit any business from any VNB customer about whom you obtained Confidential Customer Information at any time within the twenty-four (24) month period immediately prior to the termination of your employment, unless the business being solicited does not compete with VNB’s Business.

c.

You agree that both during the course of your employment, and for a period of twelve (12) months following the voluntary or involuntary termination of your employment, you will not, directly or indirectly, on your own behalf or in the service of or on behalf of any other person or entity other than VNB, solicit or attempt to solicit any business from any VNB customer with whom you had any contact in the course of your employment with VNB at any time within the twenty-four (24) month period immediately prior to the termination of your employment, unless the business being solicited does not compete with VNB’s Business.

4. Customer Non-Service.

a.

You agree that both during the course of your employment, and for a period of twelve (12) months following the voluntary or involuntary termination of your employment, you will not, directly or indirectly, on your own behalf or in the service of or on behalf of any other person or entity other than VNB, provide services to any VNB customer where such services are the same or substantially similar to the services that you provided to any such customer on behalf of VNB at any time within the twenty-four (24) month period immediately prior to the termination of your employment.

b.

You agree that both during the course of your employment, and for a period of twelve (12) months following the voluntary or involuntary termination of your employment, you will not, directly or indirectly, on your own behalf or in the service of or on behalf of any other person or entity other than VNB, provide services to any VNB customer about whom you obtained Confidential Customer Information at any time within the twenty-four (24) month period immediately prior to the termination of your employment where such services are the same or substantially similar to the services you provided on behalf of VNB within such twenty-four (24) month period.

c.

You agree that both during the course of your employment, and for a period of twelve (12) months following the voluntary or involuntary termination of your employment, you will not, directly or indirectly, on your own behalf or in the service of or on behalf of any other person or entity other than VNB, provide services to any VNB customer with whom you had any contact in the course of your employment with VNB at any time within the twenty-four (24) month period immediately prior to the termination of your employment where such services are the same or substantially similar to the services you provided on behalf of VNB within such twenty-four (24) month period.

5. Customer Non-Interference.

a.

You agree that both during the course of your employment, and for a period of twelve (12) months following the voluntary or involuntary termination of your employment, you will not, directly or indirectly, on your own behalf or in the service of or on behalf of any other person or entity other than VNB, solicit or induce, or attempt to solicit or induce, any VNB customer for whom you provided services at any time within the twenty-four (24) month period immediately prior to the termination of your employment, to withdraw, curtail, cancel, or not renew its business with VNB.

b.

You agree that both during the course of your employment, and for a period of twelve (12) months following the voluntary or involuntary termination of your employment, you will not, directly or indirectly, on your own behalf or in the service of or on behalf of any other person or entity other than VNB, solicit or induce, or attempt to solicit or induce, any VNB customer about whom you obtained Confidential Customer Information at any time within the twenty-four (24) month period immediately prior to the termination of your employment, to withdraw, curtail, cancel, or not renew its business with VNB.

c.

You agree that both during the course of your employment, and for a period of twelve (12) months following the voluntary or involuntary termination of your employment, you will not, directly or indirectly, on your own behalf or in the service of or on behalf of any other person or entity other than VNB, solicit or induce, or attempt to solicit or induce, any VNB customer with whom you had any contact in the course of your employment with VNB at any time within the twenty-four (24) month period immediately prior to the termination of your employment, to withdraw, curtail, cancel, or not renew its business with VNB.

6. Non-Solicitation of Employees

You agree that both during the course of your employment, and for a period of twelve (12) months following the voluntary or involuntary termination of your employment, you will not, directly or indirectly, induce or influence, attempt to induce or influence, or assist any other person or entity in inducing, influencing or attempting to induce or influence, any employee of VNB to leave VNB’s employment for the purpose of obtaining employment with any business that competes with VNB’s Business.

7. Non-Competition.

You agree that both during the course of your employment and for the applicable Non-Compete Period (as defined below), you will not accept employment or otherwise engage in any activity or work in which you provide to any business that competes with VNB’s Business the same or substantially similar services as those provided by you to or on behalf of VNB at any time within the twenty-four (24) month period immediately prior to the termination of your employment. This restriction applies only to the geographic area that is within a 30-mile radius of your then current office location (or, if applicable, any other VNB location in which you worked during the twelve (12) month period immediately prior to the termination of your employment). This restriction does not prevent you from (a) providing services to a competing business that are not the same or substantially similar to the services you performed for or on behalf of VNB, or (b) owning as a passive investor not more than 1% of the outstanding stock of any class of a competitor of VNB that is publicly traded.

The Non-Compete Period as used herein means a period of (a) twenty-four (24) months following your termination of your employment to the extent that at your termination of employment you are entitled to severance compensation described in (1) Section 6 of your Employment Agreement or (2) your Management Continuity Agreement, as may be applicable (or similar agreement with VNB providing for severance compensation following a change in control) or (b) three (3) months following the termination of your employment to the extent you that at your termination of employment you are not entitled to severance compensation described in (1) Section 6 of your Employment Agreement or (2) your Management Continuity Agreement, as may be applicable (or similar agreement with VNB providing for severance compensation following a change in control).

8. Enforcement of this Agreement.

You agree that the provisions outlined above are necessary and reasonable to protect VNB’s goodwill, Confidential Information, and other legitimate business interests of VNB. Further, you agree that in the event of your breach of any of the provisions of this Agreement, VNB would suffer substantial irreparable harm and that monetary damages alone may not be sufficient to protect VNB adequately from such breach. In the event of a breach or threatened breach by you of any of the provisions of this Agreement, in addition to such other remedies as VNB may have available at law, VNB shall be entitled to seek and obtain equitable relief, in the form of specific performance, or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available, without the need to prove actual damages. You acknowledge and agree that no bond or other surety will be required in order for VNB to obtain such relief. The seeking or granting of an injunction or other equitable remedy shall not affect VNB’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach. You agree to pay all attorneys’ fees, costs, and expenses incurred by VNB by reason of any action relating to this Agreement. The existence of any claim or cause of action by you against VNB, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by VNB of the restrictions, covenants, and agreements contained herein.

9. Miscellaneous

a. You acknowledge that you will be an “at will” employee of VNB and that your employment may be terminated at any time, with or without cause, at the option of you or VNB. You also acknowledge that neither this Agreement nor any employee handbook or other document you may receive creates any contractual rights contrary to the foregoing and that no representative or agent of Employer other than an Authorized Representative of VNB through a written, signed document has any authority to enter into any agreement for employment for any specified time period or to make any other agreement contrary to the foregoing. For purposes of this Agreement, an “Authorized Representative of VNB” shall mean either the Chairman of the Board, Chairman of the Compensation Committee, Chief Executive Officer, or President of VNB; provided, however, you may not sign on behalf of VNB even if you hold one of the identified positions with VNB.

b. This Agreement contains the entire understanding between you and VNB with regard to the subject matter hereof and supersedes any prior written or oral agreements with VNB; provided, however, this Agreement may be supplemented by the terms of VNB’s Code of Ethics, Employment Handbook or other policies, including, but not limited to, those related to confidential information, conflicts of interest and outside activity. This Agreement shall not be modified or waived except by written instrument signed by you and an Authorized Representative of VNB.

c. If any paragraph, sub-paragraph or provision of this Agreement is held to be illegal, invalid, or unenforceable, such paragraph, sub-paragraph, or provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable paragraph, subparagraph or provision had never comprised part of this Agreement. The remaining paragraphs, sub-paragraphs, and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable paragraph, subparagraph, or provision or by its severance from this Agreement.

d. This Agreement shall inure to the benefit of and be enforceable by VNB and/or VNB’s successors in interest, subsidiaries and affiliates.

e. You acknowledge that this Agreement shall be governed and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to conflicts of law principal. You agree that the state and federal courts located in the City of Charlottesville or the County of Albemarle shall be the exclusive jurisdictions for the resolution of any disputes concerning this Agreement, and you agree to submit to the jurisdiction of those courts.

f. THE PARTIES WAIVE TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND CONFIRM THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THIS AGREEMENT

g. You acknowledge that you have had the opportunity to consult with an attorney prior to signing this Agreement.

With your signature, you attest to your understanding of the provisions outlined above and voluntarily agree to each of the terms of this Agreement.

___________________________________ (SEAL)
Signature

Printed Name: __________________________

Date: __________________________________

ACCEPTED:

Virginia National Bankshares Corporation

By
Glenn W. Rust
President and Chief Executive Officer

Date: